Filed Pursuant to Rule 424(b)(3)

Registration No. 333-152653

CB RICHARD ELLIS REALTY TRUST

Supplement No. 2 dated June 10, 2010

to the Prospectus dated April 28, 2010

This Supplement No. 2 supersedes and replaces the following prior supplement to our prospectus dated April 28, 2010: Supplement No. 1 dated May 17, 2010. This Supplement No. 2 provides information that shall be deemed part of, and must be read in conjunction with, the prospectus and the additional information incorporated by reference herein and described under the heading “Incorporation by Reference” in this Supplement No. 2. Capitalized terms used in this Supplement No. 2 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

	Supplement No. 2 Page No.	Prospectus Page No.
Status of Our Current Offering	1	1
Fees Paid in Connection with Our Offerings	1	98-99
Fees Paid in Connection with Our Operations	2	99
Real Estate Investments	2-13	65-81
The Investment Advisor	13	86-90
Distribution Policy	14	46-47
Summary Selected Financial Data	14-17	48-52
Description of Shares	17	89-90
Experts	17-18	148-149
Incorporation of Certain Information By Reference	18	150
Pro Forma Financial Information	18	F-2

Status of Our Current Offering

Our registration statement on Form S-11 relating to this public offering was declared effective by the Securities and Exchange Commission, or the SEC, on January 30, 2009. From January 30, 2009 through March 31, 2010, we have accepted subscriptions from 15,198 investors and issued 55,915,722 common shares pursuant to this public offering, which includes 2,119,426 common shares issued pursuant to our dividend reinvestment plan, and received gross offering proceeds of approximately $558,098,008. As of March 31, 2010, approximately $2,441,901,992 in common shares were available to be offered and sold in this public offering. As of May 18, 2010, 128,813,884 common shares were issued and outstanding. Unless extended, this public offering will not last beyond January 30, 2011 (which is two years after the date of the original prospectus dated January 30, 2009). In certain states, we will be required to renew this registration statement or file a new registration statement to extend the offering beyond this date. If we continue our offering beyond two years from the date of our original prospectus, we will provide that information in a prospectus supplement. We reserve the right to terminate this offering at any time.

Fees Paid in Connection with Our Offerings

For the three months ended March 31, 2010 and the year ended December 31, 2009, our Dealer Manager earned the following fees:

	Three Months Ended March 31, 2010		Year Ended December 31, 2009
	Earned(1)	Payable(2)	Earned(1)	Payable(2)
Selling commissions	$7,254,000	$287,000	$23,204,000	$347,000
Dealer manager fees	$2,767,000	$519,000	$8,359,000	$412,000
Marketing support fees	$1,109,000	$118,000	$3,462,000	$111,000

(1)	Earned represents the amount expensed on an accrual basis for services provided by the Dealer Manager during the period.

(2)	Payable represents the total unpaid amount due on an accrual basis to the Dealer Manager for services provided as of the balance sheet date specified.

For the three months ended March 31, 2010 and the year ended December 31, 2009, our Dealer Manager and our Investment Advisor and/or its affiliates earned the following other offering costs:

	Three Months Ended March 31, 2010		Year Ended December 31, 2009
	Earned(1)	Payable(2)	Earned(3)	Payable(4)
Other Offering Costs	$285,000	$226,000	$1,426,000	$244,000

(1)	Included in the other offering costs earned is $240,000 and $45,000 for the Dealer Manager and the Investment Advisor, respectively.

(2)	Included in the payable amount is $226,000 due to the Dealer Manager as of the balance sheet date specified.

(3)	Included in the other offering costs earned is $1,266,000 and $160,000 for the Dealer Manager and the Investment Advisor, respectively.

(4)	Included in the payable amount is $243,000 and $1,000 due to the Dealer Manager and our Investment Advisor, respectively, as of the balance sheet date specified.

Fees Paid in Connection with Our Operations

For the three months ended March 31, 2010 and the year ended December 31, 2009, our Investment Advisor and/or its affiliates earned the following fees:

	Three Months Ended March 31, 2010		Year Ended December 31, 2009
	Earned(1)	Payable(2)	Earned(1)	Payable(2)
Acquisition fees and expenses(3)	$338,000	$338,000	$4,826,000	$—
Investment management fees(4)	$2,431,000	$805,000	$7,803,000	$757,000
Property management fees	$164,000	$116,000	$656,000	$106,000

(1)	Earned represents the amount expensed on an accrual basis for services provided by the Investment Advisor during the period.

(2)	Payable represents the unpaid amount due on an accrual basis to the Investment Advisor for services provided.

(3)

In connection with services provided to the Investment Advisor, the Sub-Advisor, pursuant to a sub-advisory agreement, was paid $55,000 and $820,000 by the Investment Advisor for the three months ended March 31, 2010 and the year ended December 31, 2009, respectively.

(4)

The Investment Advisor did not waive any investment management fees for the three months ended March 31, 2010 or the year ended December 31, 2009. In connection with services provided to the Investment Advisor, the Sub-Advisor, pursuant to a sub-advisory agreement, was paid $336,000 and $1,078,000 by the Investment Advisor for the three months ended March 31, 2010 and the year ended December 31, 2009, respectively.

No mortgage banking fees were paid to CBRE Capital Markets, an affiliate of the Investment Advisor, for the three months ended March 31, 2010 or for the year ended December 31, 2009. Leasing and brokerage fees aggregating $95,000 and $198,000 were paid to the Investment Advisor or its affiliates for the three months ended March 31, 2010 and the year ended December 31, 2009, respectively. In addition, no management services fees were paid to CB Richard Ellis, UK, an affiliate of the Investment Advisor, for the three months ended March 31, 2010.

Real Estate Investments

This section contains certain information that supplements and updates the information under the section “Real Estate Investments,” which begins on page 53 of our prospectus.

Properties

As of March 31, 2010, we owned, on a consolidated basis, 58 office, retail, and industrial (primarily warehouse/distribution) properties located in ten states (California, Florida, Georgia, Illinois, Massachusetts, Minnesota, North Carolina, South Carolina, Texas and Virginia) and in the United Kingdom, encompassing approximately 8,407,000 rentable square feet, as well as one undeveloped land parcel in Georgia. Our properties previously held for sale have been transferred to continuing operations. Our consolidated properties were approximately 81.15% leased (based upon square feet) as of March 31, 2010. As of March 31, 2010, certain of our consolidated properties were subject to mortgage debt, a description of which is set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which is incorporated herein by reference.

In addition, we have ownership interests in three unconsolidated entities that, as of March 31, 2010, owned interests in 27 properties. Excluding those properties owned through our investment in CBRE Strategic Partners Asia, we owned, on an unconsolidated basis, 18 industrial, office and retail properties located in seven states (Arizona, Florida, Indiana, North Carolina, Ohio, Tennessee and Texas) encompassing approximately 7,392,000 rentable square feet. Our unconsolidated properties were approximately 99.77% leased (based upon square feet) as of March 31, 2010. As of March 31, 2010, certain of our unconsolidated properties were subject to mortgage debt, a description of which is set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which is incorporated herein by reference.

The average effective annual rents for our industrial properties, office properties and retail properties were approximately $40,386,000, $38,407,000 and $8,085,000, as of March 31, 2010, respectively.

The following table provides information relating to our properties, excluding those owned through our investment in CBRE Strategic Partners Asia, as of March 31, 2010. These properties consisted of 50 industrial properties, encompassing 13,117,000 rentable square feet, 23 office properties, encompassing 2,185,000 rentable square feet and three retail properties, encompassing 497,000 rentable square feet.

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Percentage Leased	Approximate Total Acquisition Cost(1) (in thousands)
Domestic Consolidated Properties:
REMEC Corporate Campus 1 San Diego, CA	9/15/2004	1983	Office	100.00%	34	100.00%	$6,833
REMEC Corporate Campus 2 San Diego, CA	9/15/2004	1983	Office	100.00%	30	100.00%	6,125
REMEC Corporate Campus 3 San Diego, CA	9/15/2004	1983	Office	100.00%	37	100.00%	7,523
REMEC Corporate Campus 4 San Diego, CA	9/15/2004	1983	Office	100.00%	31	100.00%	6,186
300 Constitution Drive Boston, MA	11/3/2004	1998	Warehouse/Distribution	100.00%	330	100.00%	19,805
Deerfield Commons(2) Atlanta, GA	6/21/2005	2000	Office	100.00%	122	95.48%	21,834
505 Century(3) Dallas, TX	1/9/2006	1997	Warehouse/Distribution	100.00%	100	72.40%	6,095
631 International(3) Dallas, TX	1/9/2006	1998	Warehouse/Distribution	100.00%	73	100.00%	5,407
660 North Dorothy(3) Dallas, TX	1/9/2006	1997	Warehouse/Distribution	100.00%	120	97.29%	6,836
Bolingbrook Point III Chicago, IL	8/29/2007	2006	Warehouse/Distribution	100.00%	185	100.00%	18,170
Cherokee Corporate Park(3) Spartanburg, SC	8/30/2007	2000	Warehouse/Distribution	100.00%	60	100.00%	3,775
Community Cash Complex 1(3) Spartanburg, SC	8/30/2007	1960	Warehouse/Distribution	100.00%	205	35.26%	2,690
Community Cash Complex 2(3) Spartanburg, SC	8/30/2007	1978	Warehouse/Distribution	100.00%	145	35.07%	2,225
Community Cash Complex 3(3) Spartanburg, SC	8/30/2007	1981	Warehouse/Distribution	100.00%	116	100.00%	1,701
Community Cash Complex 4(3) Spartanburg, SC	8/30/2007	1984	Warehouse/Distribution	100.00%	33	100.00%	547
Community Cash Complex 5(3) Spartanburg, SC	8/30/2007	1984	Warehouse/Distribution	100.00%	53	84.85%	824
Fairforest Building 1(3) Spartanburg, SC	8/30/2007	2000	Manufacturing	100.00%	51	100.00%	2,974
Fairforest Building 2(3) Spartanburg, SC	8/30/2007	1999	Manufacturing	100.00%	104	100.00%	5,379
Fairforest Building 3(3) Spartanburg, SC	8/30/2007	2000	Manufacturing	100.00%	100	100.00%	5,760
Fairforest Building 4(3) Spartanburg, SC	8/30/2007	2001	Manufacturing	100.00%	101	100.00%	5,640
Fairforest Building 5 Spartanburg, SC	8/30/2007	2006	Warehouse/Distribution	100.00%	316	100.00%	16,968
Fairforest Building 6 Spartanburg, SC	8/30/2007	2005	Manufacturing	100.00%	101	100.00%	7,469
Fairforest Building 7(3) Spartanburg, SC	8/30/2007	2006	Warehouse/Distribution	100.00%	101	0.00%	5,626

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Percentage Leased	Approximate Total Acquisition Cost(1) (in thousands)
Greenville/Spartanburg Industrial Park(3) Spartanburg, SC	8/30/2007	1990	Manufacturing	100.00%	67	100.00%	3,388
Highway 290 Commerce Park Building 1(3) Spartanburg, SC	8/30/2007	1995	Warehouse/Distribution	100.00%	150	100.00%	5,388
Highway 290 Commerce Park Building 5(3) Spartanburg, SC	8/30/2007	1993	Warehouse/Distribution	100.00%	30	100.00%	1,420
Highway 290 Commerce Park Building 7(3) Spartanburg, SC	8/30/2007	1994	Warehouse/Distribution	100.00%	88	0.00%	4,889
HJ Park Building 1 Spartanburg, SC	8/30/2007	2003	Manufacturing	100.00%	70	100.00%	4,216
Jedburg Commerce Park(3) Charleston, SC	8/30/2007	2007	Manufacturing	100.00%	513	100.00%	41,991
Kings Mountain I Charlotte, NC	8/30/2007	1998	Warehouse/Distribution	100.00%	100	100.00%	5,497
Kings Mountain II Charlotte, NC	8/30/2007	2002	Warehouse/Distribution	100.00%	302	100.00%	11,311
Mount Holly Building Charleston, SC	8/30/2007	2003	Warehouse/Distribution	100.00%	101	100.00%	6,208
North Rhett I Charleston, SC	8/30/2007	1973	Warehouse/Distribution	100.00%	285	100.00%	10,302
North Rhett II Charleston, SC	8/30/2007	2001	Warehouse/Distribution	100.00%	102	0.00%	7,073
North Rhett III Charleston, SC	8/30/2007	2002	Warehouse/Distribution	100.00%	80	100.00%	4,812
North Rhett IV Charleston, SC	8/30/2007	2005	Warehouse/Distribution	100.00%	316	100.00%	17,060
Orangeburg Park Building Charleston, SC	8/30/2007	2003	Warehouse/Distribution	100.00%	101	100.00%	5,474
Orchard Business Park 2(3) Spartanburg, SC	8/30/2007	1993	Warehouse/Distribution	100.00%	18	100.00%	761
Union Cross Building I Winston-Salem, NC	8/30/2007	2005	Warehouse/Distribution	100.00%	101	100.00%	6,585
Union Cross Building II Winston-Salem, NC	8/30/2007	2005	Warehouse/Distribution	100.00%	316	0.00%	17,216
Highway 290 Commerce Park Building 2(3) Spartanburg, SC	9/24/2007	1995	Warehouse/Distribution	100.00%	100	100.00%	4,626
Highway 290 Commerce Park Building 6(3) Spartanburg, SC	11/1/2007	1996	Warehouse/Distribution	100.00%	105	0.00%	3,760
Orchard Business Park 1(3) Spartanburg, SC	11/1/2007	1994	Warehouse/Distribution	100.00%	33	100.00%	1,378
Lakeside Office Center Dallas, TX	3/5/2008	2006	Office	100.00%	99	95.26%	17,994
Kings Mountain III(3) Charlotte, NC	3/14/2008	2007	Warehouse/Distribution	100.00%	542	0.00%	25,728
Enclave on the Lake Houston, TX	7/1/2008	1999	Office	100.00%	171	100.00%	37,827
Avion Midrise III Washington, DC	11/18/2008	2002	Office	100.00%	71	100.00%	21,111
Avion Midrise IV Washington, DC	11/18/2008	2002	Office	100.00%	72	100.00%	21,112
13201 Wilfred(3) Minneapolis, MN	6/29/2009	1999	Warehouse/Distribution	100.00%	335	100.00%	15,340
3011, 3055 & 3077 Comcast Place(3) Oakland, CA	7/1/2009	1988	Office	100.00%	220	100.00%	49,000
140 Depot Street(3) Boston, MA	7/31/2009	2007	Warehouse/Distribution	100.00%	238	100.00%	18,950
12650 Ingenuity Drive Orlando, FL	8/5/2009	1999	Office	100.00%	125	100.00%	25,350
Crest Ridge Corporate Center 1(3) Minneapolis, MN	8/17/2009	2009	Office	100.00%	116	100.00%	28,419
West Point Trade Center(3)(4) Jacksonville, FL	12/30/2009	2009	Warehouse/Distribution	100.00%	602	100.00%	29,000

Total Domestic Consolidated Properties					8,117	81.15%	619,578

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Percentage Leased	Approximate Total Acquisition Cost(1) (in thousands)
International Consolidated Properties:
602 Central Blvd.(3) Coventry, UK	4/27/2007	2001	Office	100.00%	50	0.00%	23,847
Thames Valley Five Reading, UK	3/20/2008	1998	Office	100.00%	40	100.00%	29,572
Albion Mills Retail Park Wakefield, UK	7/11/2008	2000	Retail	100.00%	55	100.00%	22,098
Maskew Retail Park Peterborough, UK	10/23/2008	2007	Retail	100.00%	145	100.00%	53,740

Total International Consolidated Properties					290	82.77%	129,257

Total Consolidated Properties					8,407	81.20%	748,835

Unconsolidated Properties(5) :
Buckeye Logistics Center(6) Phoenix, AZ	6/12/2008	2008	Warehouse/Distribution	80.00%	605	100.00%	35,573
Afton Ridge Shopping Center(7) Charlotte, NC	9/18/2008	2007	Retail	90.00%	296	94.33%	44,621
AllPoints at Anson Bldg. 1(6) Indianapolis, IN	9/30/2008	2008	Warehouse/Distribution	80.00%	631	100.00%	27,150
12200 President’s Court(6) Jacksonville, FL	9/30/2008	2008	Warehouse/Distribution	80.00%	772	100.00%	29,995
201 Sunridge Blvd.(6) Dallas, TX	9/30/2008	2008	Warehouse/Distribution	80.00%	823	100.00%	25,690
Aspen Corporate Center 500(6) Nashville, TN	9/30/2008	2008	Office	80.00%	180	100.00%	30,033
125 Enterprise Parkway(6) Columbus, OH	12/10/2008	2008	Warehouse/Distribution	80.00%	1,142	100.00%	38,088
AllPoints Midwest Bldg. I(6) Indianapolis, IN	12/10/2008	2008	Warehouse/Distribution	80.00%	1,200	100.00%	41,428
Celebration Office Center(3)(6) Orlando, FL	5/13/2009	2009	Office	80.00%	101	100.00%	13,640
22535 Colonial Pkwy(3)(6) Houston, TX	5/13/2009	2009	Office	80.00%	90	100.00%	11,596
Fairfield Distribution Ctr. IX(3)(6) Tampa, FL	5/13/2009	2008	Warehouse/Distribution	80.00%	136	100.00%	7,151
Northpoint III(3)(4)(6) Orlando, FL	10/15/2009	2001	Office	80.00%	108	100.00%	14,592
Goodyear Crossing Ind. Park II(3)(4)(6) Phoenix, AZ	12/07/2009	2009	Warehouse/Distribution	80.00%	820	100.00%	36,516
3900 North Paramount Parkway(3)(4)(6) Raleigh, NC	3/31/2010	1999	Office	80.00%	101	100.00%	11,176
3900 South Paramount Parkway(3)(4)(6) Raleigh, NC	3/31/2010	1999	Office	80.00%	119	100.00%	13,055
1400 Perimeter Park Drive(3)(4)(6) Raleigh, NC	3/31/2010	1991	Office	80.00%	45	100.00%	3,970
Miramar I(3)(4)(6)(8) Fort Lauderdale, FL	3/31/2010	2001	Office	80.00%	94	100.00%	13,645
Miramar II(3)(4)(6)(8) Fort Lauderdale, FL	3/31/2010	2001	Office	80.00%	129	100.00%	20,899

Total Unconsolidated Properties(5)					7,392	99.77%	418,818

Total Properties(5)					15,799	89.89%	$1,167,653

(1)	Approximate total acquisition cost represents the pro rata purchase price inclusive of customary closing costs and acquisition fees/expenses.

(2)	Includes undeveloped land zoned for future use.

(3)	This property is unencumbered and not secured by mortgage debt.

(4)

The estimated acquisition cap rates for West Point Trade Center, Northpoint III, Goodyear Crossing Ind. Park II, 3900 North Paramount Parkway, 3900 South Paramount Parkway, 1400 Perimeter Park Drive, Miramar I and Miramar II were 8.2%, 8.7%, 9.1%, 9.3%, 9.3%, 9.3%, 10.1% and 10.1%, respectively. Acquisition cap rate equals annualized in-place net operating income divided by total acquisition cost for the property. Annualized in-place net operating income equals, on an annualized cash basis as derived from leases in-place at the time we acquire the property, rental income and tenant reimbursements less property and related expenses (operating maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization and our company-level general and administrative expenses.

(5)	Does not include CBRE Strategic Partners Asia properties.

(6)	This property is held through the Duke joint venture.

(7)	This property is held through the Afton Ridge joint venture.

(8)	Consolidated properties acquired on December 31, 2009 and contributed to the Duke joint venture.

International Properties—Unconsolidated

CBRE Strategic Partners Asia

Our capital commitment is currently being pledged as collateral for borrowings of CBRE Strategic Partners Asia of which our pro-rata portion of such borrowings was approximately $2,903,000 based on our 5.07% ownership interest in CBRE Strategic Partners Asia at March 31, 2010. Our share of investment management and acquisition fees paid to the Investment Manager were approximately $75,000 and $0, respectively, for the three months ended March 31, 2010. Through March 31, 2010, we had paid no fees to our Investment Advisor relating to this investment. Through March 31, 2010, we contributed $11,514,000 of our $20,000,000 CBRE Strategic Partners Asia capital commitment which was funded using net proceeds from our offering.

Property Type Concentration

Our property type concentrations as of March 31, 2010 are as follows (Net Rentable Square Feet and Approximate Total Acquisition Cost in thousands):

	Consolidated Properties			Unconsolidated Properties(1)			Consolidated & Unconsolidated Properties(1)
Property Type	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost
Warehouse/Distribution	34	5,881	$293,447	8	6,129	$241,591	42	12,010	$535,038
Office	14	1,218	302,733	9	967	132,606	23	2,185	435,339
Retail	2	201	75,838	1	296	44,621	3	497	120,459
Manufacturing	8	1,107	76,817	—	—	—	8	1,107	76,817

Total	58	8,407	$748,835	18	7,392	$418,818	76	15,799	$1,167,653

(1)

Number of Properties and Net Rentable Square Feet for Unconsolidated Properties are at 100%. Approximate Total Acquisition Cost for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Geographic Concentration

Our geographic concentrations as of March 31, 2010 are as follows (Net Rentable Square Feet and Approximate Total Acquisition Cost in thousands):

	Consolidated Properties			Unconsolidated Properties(1)			Consolidated & Unconsolidated Properties(1)
Domestic	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost
South Carolina	29	3,647	$184,324	—	—	$—	29	3,647	$184,324
Texas	2	725	54,350	6	1,340	99,922	8	2,065	154,272
North Carolina	5	1,360	66,337	4	561	72,822	9	1,921	139,159
Florida	5	563	74,159	2	913	37,286	7	1,476	111,445
California	5	352	75,667	—	—	—	5	352	75,667
Indiana	—	—	—	2	1,425	72,089	2	1,425	72,089
Minnesota	—	—	—	2	1,831	68,578	2	1,831	68,578
Virginia	2	452	43,759	—	—	—	2	452	43,759
Massachusetts	2	143	42,223	—	—	—	2	143	42,223
Ohio	2	568	38,755	—	—	—	2	568	38,755
Arizona	—	—	—	1	1,142	38,088	1	1,142	38,088
Tennessee	—	—	—	1	180	30,033	1	180	30,033
Georgia	1	122	21,834	—	—	—	1	122	21,834
Illinois	1	185	18,170	—	—	—	1	185	18,170

Total Domestic	54	8,117	619,578	18	7,392	418,818	72	15,509	1,038,396
International
United Kingdom	4	290	129,257	—	—	—	4	290	129,257

Total	58	8,407	$748,835	18	7,392	$418,818	76	15,799	$1,167,653

(1)

Number of Properties and Net Rentable Square Feet for Unconsolidated Properties are at 100%. Approximate Total Acquisition Cost for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Significant Tenants

The following table details our largest tenants as of March 31, 2010 (in thousands):

			Consolidated Properties		Unconsolidated Properties(1)		Consolidated & Unconsolidated Properties(1)
Tenant		Primary Industry	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent
1	Amazon.com(2)	Internet Retail	—	$—	2,056	$7,705	2,056	$7,705
2	Comcast	Telecommunications	220	4,578	—	—	220	4,578
3	SBM Offshore(3)	Petroleum and Mining	171	4,277	—	—	171	4,277
4	Unilever(4)	Consumer Products	—	—	1,595	3,864	1,595	3,864
5	PPD Development	Pharmaceutical and Health Care Related	—	—	251	3,616	251	3,616
6	Prime Distribution Services	Logistics and Distribution	—	—	1,200	2,958	1,200	2,958
7	American LaFrance	Vehicle Related Manufacturing	513	2,892	—	—	513	2,892
8	Kellogg’s	Consumer Product	—	—	1,142	2,817	1,142	2,817
9	B&Q	Home Furnishings/ Home Improvement	104	2,536	—	—	104	2,536
10	Regus Business Centers	Executive Office Suites	86	2,489	—	—	86	2,489
11	Syngenta Seed	Agriculture	116	2,473	—	—	116	2,473
12	REMEC	Defense and Aerospace	133	2,448	—	—	133	2,448
13	Dr Pepper	Food Service and Retail	602	2,388	—	—	602	2,388
14	US General Services Administration	Government	72	2,197	—	—	72	2,197
15	Verizon Wireless(5)	Telecommunications	—	—	180	2,181	180	2,181
16	Royal Caribbean	Travel/Leisure	—	—	129	2,097	129	2,097
17	Kaplan(6)	Education	125	2,054	—	—	125	2,054
18	Best Buy	Specialty Retail	238	1,657	30	317	268	1,974
19	Lockheed Martin	Defense and Aerospace	72	1,793	—	—	72	1,793
20	Disney Vacation Development	Entertainment	—	—	101	1,748	101	1,748
21	DeVry	Education	—	—	94	1,517	94	1,517
22	Women’s Apparel Group	Internet Retail	330	1,426	—	—	330	1,426
23	Walgreens	Pharmaceutical and Health Care Related	335	1,351	—	—	335	1,351
24	Florida Power	Utilities	—	—	109	1,280	109	1,280
25	Echostar Satellite	Telecommunications	316	1,225	—	—	316	1,225
	Other (92 tenants)		3,393	16,488	488	4,506	3,881	20,994

			6,826	$52,272	7,375	$34,606	14,201	$86,878

(1)

Net Rentable Square Feet for Unconsolidated Properties is at 100%. Annualized Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

(2)

Our tenants are Amazon.com.azdc, Inc., in our Buckeye Logistics Center and Goodyear Crossing Park II properties, and Amazon.com.indc, LLC, in our AllPoints at Anson Bldg. 1 property, which are all wholly-owned subsidiaries of Amazon.com.

(3)	Our tenant is Atlantic Offshore Ltd., a wholly-owned subsidiary of SBM Offshore.

(4)	Our tenant is CONOPCO, Inc., a wholly-owned subsidiary of Unilever.

(5)	Verizon Wireless is the d/b/a for Cellco Partnership.

(6)	Our tenant is Iowa College Acquisitions Corp., an operating subsidiary of Kaplan, Inc. The lease is guaranteed by Kaplan Inc.

Tenant Industries

Our tenants operate across a wide range of industries. The following table details our tenant-industry concentrations as of March 31, 2010 (in thousands):

	Consolidated Properties		Unconsolidated Properties(1)		Consolidated & Unconsolidated Properties(1)
Primary Tenant Industry Category	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent
Internet Retail	330	$1,426	2,056	$7,708	2,386	$9,134
Consumer Products	256	1,260	2,747	6,824	3,003	8,084
Telecommunications	536	5,811	180	2,180	716	7,991
Logistics and Distribution	614	2,099	1,337	3,427	1,951	5,526
Pharmaceutical and Health Care Related	357	1,663	253	3,652	610	5,315
Home Furnishings/Home Improvement	549	4,792	35	391	584	5,183
Petroleum and Mining	171	4,277	—	—	171	4,277
Defense and Aerospace	204	4,241	—	—	204	4,241
Vehicle Related Manufacturing	750	4,033	—	—	750	4,033
Travel and Leisure	—	—	231	3,845	231	3,845
Education	125	2,054	94	1,517	219	3,571
Food Service and Retail	743	3,221	14	278	757	3,499
Specialty Retail	284	2,716	75	712	359	3,428
Business Services	474	1,986	103	1,196	577	3,182
Other Manufacturing	906	3,126	—	—	906	3,126
Executive Office Suites	86	2,489	—	—	86	2,489
Agriculture	116	2,472	—	—	116	2,472
Government	72	2,197	—	—	72	2,197
Financial Services	182	1,607	—	—	182	1,607
Utilities	—	—	108	1,280	108	1,280
Apparel Retail	—	—	91	832	91	832
Professional Services	50	679	6	124	56	803
Other Retail	21	123	45	640	66	763

Total	6,826	$52,272	7,375	$34,606	14,201	$86,878

(1)

Net Rentable Square Feet for Unconsolidated Properties is at 100%. Annualized Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Tenant Lease Expirations

The following table sets forth a schedule of expiring leases for our consolidated and unconsolidated properties as of March 31, 2010 (in thousands):

	Consolidated Properties		Unconsolidated Properties(1)		Consolidated & Unconsolidated Properties(1)
	Expiring Net Rentable Square Feet	Expiring Base Rent	Expiring Net Rentable Square Feet	Expiring Base Rent	Expiring Net Rentable Square Feet	Expiring Base Rent
2010 (Nine months ending December 31, 2010)	435	$2,312	—	$—	435	$2,312
2011	174	876	—	—	174	876
2012	691	10,100	33	557	724	10,657
2013	1,296	8,169	20	414	1,316	8,583
2014	102	521	17	299	119	820
2015	771	3,466	—	—	771	3,466
2016	298	1,580	259	4,684	557	6,264
2017	200	3,492	210	2,912	410	6,404
2018	336	1,583	3,088	12,840	3,424	14,423
2019	1,495	9,469	3,253	11,311	4,748	20,780
2020	183	1,203	—	—	183	1,203
Thereafter	845	15,232	495	7,021	1,340	22,253

Total	6,826	$58,003	7,375	$40,038	14,201	$98,041

Weighted Average Expiration (years)		7.91		9.41		8.52

(1)

Expiring Net Rentable Square Feet for Unconsolidated Properties is at 100%. Expiring Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Property Portfolio Size

Our portfolio size at the end of each quarter since commencement of our initial public offering through March 31, 2010 is as follows (Net Rentable Square Feet and Approximate Total Acquisition Cost in thousands):

	Consolidated Properties			Unconsolidated Properties(1)			Consolidated & Unconsolidated Properties(1)
Cumulative Property Portfolio as of:	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost
9/30/2006	9	878	$86,644	—	—	$—	9	878	$86,644
12/31/2006	9	878	86,644	—	—	—	9	878	86,644
3/31/2007	9	878	86,644	—	—	—	9	878	86,644
6/30/2007	10	928	110,491	—	—	—	10	928	110,491
9/30/2007	42	5,439	348,456	—	—	—	42	5,439	348,456
12/31/2007	44	5,576	353,594	—	—	—	44	5,576	353,594
3/31/2008	47	6,257	426,856	—	—	—	47	6,257	426,856
6/30/2008	47	6,257	426,856	1	605	35,636	48	6,862	462,492
9/30/2008	49	6,483	486,777	6	3,307	193,773	55	9,790	680,550
12/31/2008	52	6,771	582,682	8	5,649	273,205	60	12,420	855,887
3/31/2009	52	6,771	582,717	8	5,649	273,130	60	12,420	855,847
6/30/2009	53	7,106	598,103	11	5,976	305,308	64	13,082	903,411
9/30/2009	57	7,805	719,822	11	5,976	305,202	68	13,781	1,025,024
12/31/2009	60	8,630	791,314	13	6,904	356,158	73	15,534	1,147,472
3/31/2010	58	8,407	748,835	18	7,392	418,818	76	15,799	1,167,653

(1)

Net Rentable Square Feet for unconsolidated properties is at 100%. Approximate Total Acquisition Cost is at our pro rata share of effective ownership and does not include our investment in CBRE Strategic Partners Asia.

Rental Operations

Our reportable segments consist of three types of commercial real estate properties for which our management internally evaluates operating performance and financial results: the Domestic Industrial Properties, Domestic Office Properties and International Office/Retail Properties. All periods presented have been revised to report our segment results under our new reportable segment structure. We evaluate the performance of our segments based on net operating income, defined as: rental income and tenant reimbursements less property and related expenses (operating and maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization, and our company-level general and administrative expenses. The following tables compare the net operating income for the three months ended March 31, 2010 and 2009 (in thousands):

	Three Months Ended March 31,
	2010	2009
Domestic Industrial Properties
Revenues:
Rental	$5,813	$4,686
Tenant Reimbursements	1,258	1,099

Total Revenues	7,071	5,785

Property and Related Expenses:
Operating and Maintenance	338	357
General and Administrative	46	45
Property Management Fee to Related Party	61	93
Property Taxes	1,431	1,056

Total Expenses	1,876	1,551

Net Operating Income	5,195	4,234

Domestic Office Properties
Revenues:
Rental	7,249	3,772
Tenant Reimbursements	1,579	761

Total Revenues	8,828	4,533

Property and Related Expenses:
Operating and Maintenance	1,157	789
General and Administrative	87	59
Property Management Fee to Related Party	33	37
Property Taxes	1,190	610

Total Expenses	2,467	1,495

Net Operating Income	6,361	3,038

	Three Months Ended March 31,
	2010	2009
International Office/Retail Properties
Revenues:
Rental	1,940	1,884
Tenant Reimbursements	81	86

Total Revenues	2,021	1,970

Property and Related Expenses:
Operating and Maintenance	80	81
General and Administrative	35	53
Property Management Fee to Related Party	70	12

Total Expenses	185	146

Net Operating Income	1,836	1,824

Reconciliation to Consolidated Net Income (Loss)
Total Segment Net Operating Income(1)	13,392	9,096
Interest Expense	3,095	2,807
General and Administrative	671	886
Investment Management Fee to Related Party	2,431	1,703
Acquisition Expenses	378	—
Depreciation and Amortization	7,243	5,722

	(426)	(2,022)

Other Income and Expenses
Interest and Other Income	598	121
Net Settlement Payments on Interest Rate Swaps	(214)	(81)
Loss on Interest Rate Swaps and Cap	(388)	(168)
Loss on Note Payable at Fair Value	(73)	(565)
Loss on Early Extinguishment of Debt	(73)	—

Loss Before Provision for Income Taxes and Equity in Income (Loss) of Unconsolidated Entities	(576)	(2,715)

Provision for Income Taxes	(15)	(29)
Equity in Income (Loss) of Unconsolidated Entities	737	(798)

Net Income (Loss)	146	(3,542)

Net (Income) Loss Attributable to Non-Controlling Operating Partnership Units	(1)	13

Net Income (Loss) Attributable to CB Richard Ellis Realty Trust Shareholders	$145	$(3,529)

(1)

Total Segment Net Operating Income is a Non-GAAP financial measure which may be useful as a supplemental measure for evaluating the relationship of each reporting segment to the combined total. This measure should not be viewed as an alternative measure of operating performance to our U.S. GAAP presentations provided. Segment “Net Operating Income” is defined as operating revenues (rental income, tenant reimbursements and other property income) less property and related expenses (property expenses, including real estate taxes) before depreciation and amortization expense. The Net Operating Income segment information presented consists of the same Net Operating Income segment information disclosed in Note 9 to our consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Tax Basis and Real Estate Tax

The following table provides information regarding our tax basis and real estate taxes at each of our consolidated properties as of March 31, 2010:

Location	Property	Original Income Tax Basis	2010 Real Estate Annual Taxes
San Diego, CA	REMEC Corporate Campus	$26,667,000	$311,000
Taunton, MA	300 Constitution Drive	19,805,000	329,000
Alpharetta, GA	Deerfield Commons I	19,572,000	299,000
Alpharetta, GA	Deerfield Commons II	2,262,000	50,000
Allen, TX	505 Century	6,095,000	106,000
Richardson, TX	631 International	5,407,000	104,000
Richardson, TX	660 North Dorothy	6,836,000	115,000
Bolingbrook, IL	Bolingbrook Point III	18,170,000	203,000
Spartanburg, SC	Cherokee Corporate Park	3,775,000	38,000
Spartanburg, SC	Community Cash Complex 1-5	7,987,000	145,000
Spartanburg, SC	Fairforest Bldgs 1-4	19,753,000	356,000
Spartanburg, SC	Fairforest Bldg. 5	16,968,000	264,000
Spartanburg, SC	Fairforest Bldg. 6	7,469,000	160,000
Spartanburg, SC	Fairforest Bldg. 7	5,626,000	137,000
Spartanburg, SC	Greenville/Spartanburg Ind. Pk	3,388,000	69,000
Spartanburg, SC	Highway 290 Commerce Pk Bldgs	20,083,000	370,000
Spartanburg, SC	HJ Park Bldg. 1	4,216,000	105,000
Charleston, SC	Jedburg Commerce Park	41,991,000	759,000
Charlotte, NC	Kings Mountain I	5,497,000	35,000
Charlotte, NC	Kings Mountain II	11,311,000	56,000
Charleston, SC	Mount Holly Building	6,208,000	54,000
Charleston, SC	North Rhett I	10,302,000	143,000
Charleston, SC	North Rhett II	7,073,000	66,000
Charleston, SC	North Rhett III	4,812,000	55,000
Charleston, SC	North Rhett IV	17,060,000	224,000
Charleston, SC	Orangeburg Park Bldg.	5,474,000	181,000
Spartanburg, SC	Orchard Business Park 1 & 2	2,139,000	47,000
Winston-Salem, NC	Union Cross Bldg. I	6,585,000	178,000
Winston-Salem, NC	Union Cross Bldg. II	17,216,000	172,000
Lewisville, TX	Lakeside Office Center	17,994,000	252,000
Charlotte, NC	Kings Mountain III	25,728,000	74,000
Houston, TX	Enclave on the Lake	37,827,000	739,000
Washington, DC	Avion Midrise III	21,111,000	259,000
Washington, DC	Avion Midrise IV	21,112,000	261,000
Minneapolis, MN	13201 Wilfred Lane	15,340,000	526,000
Oakland, CA	3011, 3055 & 3077 Comcast Place	49,000,000	792,000
Boston, MA	140 Depot Street	18,950,000	290,000
Orlando, FL	12650 Ingenuity Drive	25,350,000	332,000
Minneapolis, MN	Crest Ridge Corporate Center I	28,419,000	16,000	(1)
Jacksonville, FL	West Point Trade Center	29,000,000	490,000
Coventry, UK	602 Central Blvd.	23,847,000	N/A
Reading, UK	Thames Valley Five	29,572,000	N/A
Wakefield, UK	Albion Mills Retail Park	22,098,000	N/A
Peterborough, UK	Maskew Retail Park	53,740,000	N/A

Total		$748,835,000	$9,162,000

(1)

This amount is based on the pre-construction completion assessed value of this property and a forthcoming post-construction completion date assessment is likely to increase our future annualized real-estate taxes on this property.

Recent Developments

On April 8, 2010, we acquired 5160 Hacienda Drive, located in Dublin, CA, in the Greater San Francisco/East Bay area. We acquired 5160 Hacienda Drive for approximately $38,500,000, exclusive of customary closing costs, using the net proceeds from this offering. Upon closing, we paid the Investment Advisor a $577,500 acquisition fee. 5160 Hacienda Drive is a 201,620 square foot corporate headquarters and research and development building that was completed in 1998. The property is 100% leased to Carl Zeiss Meditec, Inc. and guaranteed by Carl Zeiss Meditec AG, through September 2019. Carl Zeiss Meditec, Inc. is a market leader in the medical optics industry and utilizes the property as its U.S. corporate headquarters and research and development facility. The estimated acquisition cap rate for 5160 Hacienda Drive is 8.6%.(1)

On May 7, 2010, we acquired 10450 Pacific Center Court, located in San Diego. We acquired 10450 Pacific Center Court for approximately for $32,750,000, exclusive of customary closing costs, using the net proceeds from this offering. Upon closing, we paid the Investment Advisor a $491,250 acquisition fee. 10450 Pacific Center Court is a 134,000 square foot office building that was completed in 1985. The property is 100% leased to Time Warner Cable Inc. through February 2018. Time Warner Cable Inc. is one of the nation’s largest cable services providers and utilizes the property as its regional corporate headquarters for its San Diego operations. The estimated acquisition cap rate for 10450 Pacific Center Court is 7.6%.(1)

On May 26, 2010, we entered into a $70,000,000 revolving credit facility with Wells Fargo Bank, N.A., the Wells Fargo Credit Facility. The initial maturity date of the Wells Fargo Credit Facility is May 26, 2014, however we may extend the maturity date to May 26, 2015, subject to certain conditions. $15,000,000 of the Wells Fargo Credit Facility was initially drawn upon closing on May 26, 2010, with the remaining $55,000,000 available for disbursement during the term of the facility. We have the right to prepay any outstanding amount of the Wells Fargo Credit Facility, in whole or in part, without premium or penalty at any time during the term of the Wells Fargo Credit Facility, however, we generally may not reduce the outstanding principal balance below a minimum outstanding amount of $15,000,000, without reducing the total $70,000,000 Wells Fargo Credit Facility capacity. The Wells Fargo Credit Facility bears interest at a floating rate of 300 basis points over the London Interbank Offered Rate, or LIBOR, however the interest rate shall be at least 4.00% for any of the outstanding balance that is not subject to an interest rate swap with an initial term of at least two years. Upon closing on May 26, 2010, we entered into an interest rate swap agreement with Wells Fargo Bank, N.A. to effectively fix the interest rate on the initial $15,000,000 outstanding loan amount at 5.10% for the four-year term of the facility. The Wells Fargo Credit Facility is secured by our 13201 Wilfred, 3011, 3055 & 3077 Comcast Place, 140 Depot Street, Crest Ridge Corporate Center I and West Point Trade Center properties. In addition, CBRE OP provides a limited guarantee for the Wells Fargo Credit Facility. The Wells Fargo Credit Facility is subject to certain customary financial and other covenants, which we believe we were in compliance with as of May 26, 2010. A commitment fee of $1,050,000 was paid to Wells Fargo Bank, N.A. at closing. We will also pay certain other customary fees in connection with the Wells Fargo Credit Facility including fees related to the unused loan amount, extension, administrative and other fees, the amount of which in some cases is subject to certain terms and conditions.

(1)

Acquisition cap rate equals annualized in-place net operating income divided by total acquisition cost for the property. Annualized in-place net operating income equals, on an annualized cash basis as derived from leases in-place at the time we acquire the property, rental income and tenant reimbursements less property and related expenses (operating maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization and our company-level general and administrative expenses.

The Investment Advisor

This section updates the ages of certain of the executive officers of our Investment Advisor included under the section “The Investment Advisor,” which begins on page 73 of our prospectus.

The executive officers of the Investment Advisor are as follows:

Name	Age	Position
Jack A. Cuneo	62	President and Chief Executive Officer
Laurie E. Romanak	50	Managing Director
Douglas J. Herzbrun	55	Managing Director/Global Head of Research
Philip L. Kianka	53	Director of Operations
Christopher B. Allen	42	Director of Finance
Nickolai S. Dolya	33	Director of Capital Markets
Charles W. Hessel	39	Director of Investments
Hugh S. O’Beirne	39	Senior Counsel
Brian D. Welcker	60	Director of Asset Management
G. Eric Fraser	59	Director of Accounting

Distribution Policy

This section contains certain information that supplements and updates the information under the section “Distribution Policy,” which begins on page 37 of our prospectus.

The following table presents total distributions declared and paid and distributions per share:

2010 Quarters	First
Total distributions declared and paid	$16,841,000
Distributions per share	$0.15
Amount of distributions per share funded by cash flows provided by operating entities	$0.1212
Amount of distributions per share funded by uninvested proceeds from financings of our properties	$0.0288

2009 Quarters	First	Second	Third	Fourth
Total distributions declared and paid	$10,066,000	$11,181,000	$12,767,000	$14,750,000
Distributions per share	$0.15	$0.15	$0.15	$0.15
Amount of distributions per share funded by cash flows provided by operating entities	$0.0903	$0.0643	$0.1309	$0.0434
Amount of distributions per share funded by uninvested proceeds from financings of our properties	$0.0597	$0.0857	$0.0191	$0.1066

For the quarter ended March 31, 2010, distributions were funded 80.79% by cash flows provided by operating activities and 19.21% from uninvested proceeds from financings of our properties. In addition, distributions totaling $6,197,000 were reinvested in our common shares pursuant to our dividend reinvestment plan during the quarter ended March 31, 2010.

Our 2009 distributions were funded 53.78% by cash flows provided by operating activities and 46.22% from uninvested proceeds from financings of our properties. In addition, distributions totaling $17,600,000 were reinvested in our common shares pursuant to our dividend reinvestment plan during 2009.

Our board of trustees has approved a quarterly distribution to shareholders of $0.15 per common share for the second quarter of 2010. The distribution will be calculated on a daily basis and paid on July 16, 2010 to shareholders of record during the period from April 1, 2010 through and including June 30, 2010.

Summary Selected Financial Data

This section supersedes the information under the section “Summary Selected Financial Data,” which begins on page 39 of our prospectus.

Summary Selected Financial and Operating Data

The following table sets forth summary selected financial and operating data on a consolidated basis for our company. You should read the following summary selected financial data in conjunction with our consolidated historical financial statements and the related notes and with “Management Discussion and Analysis of Financial Conditions and Results of Operations,” which are included in our incorporated documents.

The summary historical consolidated balance sheet information as of March 31, 2010 and 2009, December 31, 2009, 2008, 2007, 2006, 2005 and 2004 as well as the summary historical consolidated statement of operations information for the three months ended March 31, 2010 and March 31, 2009 and for the periods ended December 31, 2009, 2008, 2007, 2006, 2005 and 2004 have been derived from our historical consolidated financial statements.

Our unaudited summary selected pro forma consolidated financial data is presented for the year ended December 31, 2009. Our unaudited summary selected pro forma consolidated statements of operations data for the year ended December 31, 2009 are based on our historical consolidated statements of operations and gives effect to the acquisitions of the following properties as if they were acquired on January 1, 2009 for (i) the 13201 Wilfred Lane property which was acquired on June 29, 2009, (ii) the 3011, 3055, 3077 Comcast Place property which was acquired on July 1, 2009, (iii) the 12650 Ingenuity Drive property which was acquired on August 5, 2009, (iv) the Northpoint III property, a Duke joint venture interest which was acquired on October 15, 2009, (v) the West Point Trade

Center property which was acquired on December 30, 2009, (vi) the Miramar I property which was acquired on December 31, 2009 and subsequently contributed to the Duke joint venture on March 31, 2010, and (vii) the Miramar II property which was acquired on December 31, 2009 and subsequently contributed to the Duke joint venture on March 31, 2010. Our unaudited pro-forma financial information is not necessarily indicative of what our results of operations would have been for the period indicated, nor does it purport to represent our future results of operations. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2009 has not been included in the presentation of these unaudited pro forma financial statements due to the fact that all properties acquired and investments in unconsolidated joint venture investments are already reflected in the December 31, 2009 consolidated balance sheet included in our Annual Report on Form 10-K, filed with the SEC on March 31, 2010. The unaudited pro forma condensed consolidated balance sheet would only differ from the historical balance sheet at December 31, 2009 by the reclassification of $42,479,000 for the Miramar I & II properties that changed from investments in real estate to investments in unconsolidated entities as a result of the contribution of these two properties to the Duke joint venture on March 31, 2010. Total assets and all other summary information would remain unchanged.

	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	Three Months Ended March 31,		Year Ended December 31,	Year Ended December 31,
	2010	2009	2009	2009	2008	2007	2006	2005
Statement of Operations Data:
Revenues
Rental	$15,002	$10,342	$53,880	$47,023	$33,396	$14,028	$6,630	$4,614
Tenant Reimbursements	2,918	1,946	10,458	9,301	6,753	2,633	1,830	872

Total Revenue	17,920	12,288	64,338	56,324	40,149	16,661	8,460	5,486

Expenses
Operating and Maintenance	1,575	1,227	5,548	4,974	3,248	1,057	860	367
Property Taxes	2,621	1,666	8,480	7,624	5,479	1,778	1,103	563
Interest	3,095	2,807	11,917	11,378	10,323	5,049	1,784	1,195
General and Administrative Expense	839	1,043	4,289	4,246	3,320	1,853	851	359
Property Management Fee to Related Party	164	142	656	656	491	160	41	7
Investment Management Fee to Related Party	2,431	1,703	8,814	7,803	3,964	1,547	739	603
Class C Fee to Related Party	—	—	—	—	—	—	145	459
Acquisition Expenses	378	—	6,354	5,832	—	—	—	—
Depreciation and Amortization	7,243	5,722	27,439	25,093	17,171	8,050	4,618	2,478
Loss on Impairment	—	—	9,160	9,160	—	—	—	—

Total Expenses	18,346	14,310	82,657	76,766	43,996	19,494	10,141	6,031

Other Income and Expenses
Interest and Other Income	598	121	349	344	2,039	2,855	255	460
Net Settlement (Payments) Receipts on Interest Rate Swaps	(214)	(81)	(660)	(660)	65	—	—	—
(Loss) Gain on Interest Rate Swaps and Cap	(388)	(168)	89	89	(1,496)	—	—	—
(Loss) Gain on Note Payable at Fair Value	(73)	(565)	(807)	(807)	1,168	—	—	—
Loss on Transfer of Real Estate Held for Sale to Continuing Operations	—	—	—	—	(3,451)	—	—	—
Loss on Early Extinguishment of Debt	(73)	—	—	—	—	—	—	—

Total Other Income and (Expenses)	(150)	(693)	(1,029)	(1,034)	(1,675)	2,855	255	460

(Loss) Income Before (Provision) Benefit for Income Taxes and Equity in Income (Loss) of Unconsolidated Entities	(576)	(2,715)	(19,348)	(21,476)	(5,522)	22	(1,426)	(85)
(Provision) Benefit for Income Taxes	(15)	(29)	(169)	(169)	82	(279)	—	—
Equity in Income (Loss) of Unconsolidated Entities	737	(798)	5,713	2,743	(1,242)	(150)	—	—

Net Income (Loss)	146	(3,542)	(13,804)	(18,902)	(6,682)	(407)	(1,426)	(85)

Net (Income) Loss Attributable to Non-Controlling Operating Partnership Units	(1)	13	39	54	26	4	(1,058)	(7)

Net Income (Loss) Attributable to CB Richard Ellis Realty Trust Shareholders	$145	$(3,529)	$(13,765)	$(18,848)	$(6,656)	$(403)	$(2,484)	$(92)

Per Share Data:
Basic and Diluted Net Income (Loss) Per Share	$0.00	$(0.05)	$(0.17)	$(0.23)	$(0.14)	$(0.02)	$(0.35)	$(0.01)

Weighted Average Common Shares Outstanding—Basic and Diluted	112,264,838	67,105,252	81,367,593	81,367,593	46,089,680	18,545,418	7,010,722	6,967,762
Dividends Declared Per Share	$0.15	$0.15	$0.60	$0.60	$0.59	$0.54	$0.50	$0.42

	Historical Consolidated		Historical Consolidated
	March 31,		December 31,
	2010	2009	2009	2008	2007	2006	2005
			(in thousands)
Balance Sheet Data:
Investments in Real Estate, After Accumulated Depreciation and Amortization	$597,539	$479,966	$639,573	$484,827	$309,805	$70,650	$57,163
Investments in Unconsolidated Entities	268,968	128,285	214,097	131,703	101	—	—
Total Assets	1,152,047	741,563	1,059,019	709,920	435,751	97,807	94,118
Notes Payable	200,011	176,437	212,425	177,161	116,876	34,975	34,975
Loan Payable	—	—	—	—	45,000	—	—
Total Liabilities	244,788	216,508	256,556	220,249	189,224	44,834	41,510
Non-controlling Interest	2,464	2,464	2,464	2,464	2,464	2,464	250
Shareholders’ Equity	904,795	522,591	799,999	487,207	244,063	50,509	52,358
Total Liabilities and Shareholders’ Equity	1,152,047	741,563	1,059,019	709,920	435,751	97,807	94,118

Non-GAAP Supplemental Financial Measure: Funds from Operations

Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry analysts and investors consider presentations of operating results for REITs that use historical cost accounting to be insufficient by themselves. Consequently, the National Association of Real Estate Investment Trusts, or NAREIT, created Funds from Operations, or FFO, as a supplemental measure of REIT operating performance.

FFO is a non-GAAP measure that is commonly used in the real estate industry. The most directly comparable GAAP measure to FFO is net income. FFO, as we define it, is presented as a supplemental financial measure. Management believes that FFO is a useful supplemental measure of REIT performance. FFO does not present, nor do we intend for it to present, a complete picture of our financial condition and/or operating performance. We believe that net income, as computed under GAAP, appropriately remains the primary measure of our performance and that FFO, when considered in conjunction with net income, improves the investing public’s understanding of the operating results of REITs and makes comparisons of REIT operating results more meaningful.

We compute FFO in accordance with standards established by NAREIT. Modifications to the NAREIT calculation of FFO are common among REITs, as companies seek to provide financial measures that meaningfully reflect their business and provide greater transparency to the investing public as to how their management team considers their results of operations. As a result, our FFO may not be comparable to FFO as reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. The revised NAREIT White Paper on FFO defines FFO as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.

Management believes that NAREIT’s definition of FFO reflects the fact that real estate, as an asset class, generally appreciates over time, and that depreciation charges required by GAAP do not always reflect the underlying economic realities. Likewise, the exclusion from NAREIT’s definition of FFO of gains and losses from the sales of previously depreciated operating real estate assets, allows investors and analysts to readily identify the operating results of the long-term assets that form the core of a REIT’s activity and assists in comparing those operating results between periods. Thus, FFO provides a performance measure that, when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates and operating costs. Management also believes that FFO provides useful information to the investment community about our financial performance when compared to other REITs, since FFO is generally recognized as the industry standard for reporting the operations of REITs.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose FFO, as adjusted, which excludes the effects of acquisition costs and any non-cash impairment charges. We believe that adjusting FFO to exclude these impairment charges more appropriately presents our results of operations on a comparative basis. The items that we exclude from FFO, as adjusted, are subject to significant fluctuations from period to period that cause both positive and negative effects on our results of operations, often in inconsistent and unpredictable directions. The economics underlying these excluded items are not the primary factors in management’s decision-making process. Period to period fluctuations in these items can be driven by accounting for short-term factors that are not relevant to long-term investment decisions, long-term capital structures or long-term tax planning and tax structuring decisions.

Therefore, while our FFO, as adjusted, clearly differs from NAREIT’s definition of FFO, and may not be comparable to similarly named measures of other REITs and real estate companies, we believe that it provides a meaningful supplemental measure of our operating performance. We believe that investors are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in planning and executing our business strategy, thus fostering a greater degree of transparency into our management process.

Neither FFO, nor FFO as adjusted, represents cash generated from operating activities in accordance with GAAP and should not be considered as alternatives to (i) net income (determined in accordance with GAAP), as indications of our financial performance, or (ii) to cash flow from operating activities (determined in accordance with GAAP) as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. We believe that to further understand our performance, each of FFO and FFO, as adjusted, should be compared with our reported net income and considered in addition to cash flows in accordance with GAAP, as presented in our Consolidated Financial Statements.

The following table presents our FFO and FFO, as adjusted for the three months ended March 31, 2010, December 31, 2009, September 30, 2009, and June 30, 2009 (in thousands):

	Three Months Ended
	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009

Reconciliation of net income (loss) to funds from operations:
Net income (loss) attributable to CB Richard Ellis Realty Trust Shareholders	$145	$(7,669)	$(3,412)	$(4,238)
Adjustments:
Non-controlling interest	1	(17)	(16)	(8)
Real estate depreciation and amortization	7,243	6,722	6,501	6,148
Realized gain from transfer of real estate to unconsolidated entities	(154)	—	—	—
Net effect of FFO adjustment from unconsolidated entities(1)	3,715	3,687	3,891	3,516

FFO	$10,950	$2,723	$6,964	5,418
Other Adjustments:
Acquisition expenses	$382	$2,298	$2,536	$998
Real estate impairment loss	—	9,160	—	—
Unrealized loss (gain) in unconsolidated entity	24	(3,988)	214	1,424

FFO, as adjusted	$11,356	$10,193	$9,714	$7,840

FFO per share (basic and diluted)	$0.10	$0.03	$0.08	$0.07
FFO, as adjusted, per share (basic and diluted)	$0.10	$0.10	$0.11	$0.11

(1)

Represents our share of the FFO adjustments allowable under the NAREIT definition (primarily depreciation) for each of our unconsolidated entities multiplied by our ownership interest in each of these unconsolidated entities during the quarter ended March 31, 2010 and multiplied by the percentage of income or loss recognized by us for each of these unconsolidated entities during the prior quarters.

Description of Shares

This section contains certain information that supplements the description of our Share Redemption Program following the caption “Description of Shares—Share Redemption Program,” which begins on page 89 of our prospectus.

For the quarter ended March 31, 2010, we received requests to redeem 514,846.93 common shares pursuant to our share redemption program. We redeemed 100% of the redemption requests for the quarter ended March 31, 2010 at an average price per share of $9.07. We funded share redemptions for the period noted above from the cumulative proceeds of the sale of our common shares pursuant to our dividend reinvestment plan.

Experts

This section contains certain information that supplements and updates the information under the section “Experts,” which begins on page 124 of our prospectus.

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Annual Report on Form 10-K of CB Richard Ellis Realty Trust and its subsidiaries, or the Company, for the year ended December 31, 2009, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and related schedule of Duke/Hulfish, LLC and subsidiaries as of December 31, 2009 and 2008, and for the year ended December 31, 2009 and the period from April 29, 2008 (inception) through December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009 financial statements refers to a change in accounting for business combinations.

The combined statements of assets, liabilities and partners’ capital and combined schedules of real estate related investments of CB Richard Ellis Strategic Partners Asia II, L.P. and CB Richard Ellis Strategic Partners Asia II-A, L.P., Cayman Islands exempted limited partnerships, as of December 31, 2008 and 2007 and the related combined statements of operations, partners’ capital and cash flows for the year ended December 31, 2008 and the period from July 9, 2007 (inception) through December 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG, independent auditors, for 2008, and KPMG LLP, independent auditors, for 2007, incorporated by reference herein and upon the authority of said firms as experts in accounting and auditing.

Incorporation of Certain Information by Reference

This Supplement No. 2 to our prospectus dated April 28, 2010 “incorporates by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. The following documents filed with the SEC are incorporated by reference into this Supplement No. 2:

¡	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 31, 2010;

¡	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 14, 2010;

¡	Our Current Report on Form 8-K, filed on April 19, 2010;

¡	Our Proxy Statement on Schedule 14A for our 2010 Annual Meeting of Shareholders, filed on April 20, 2010.

You can obtain any of the documents incorporated by reference in this Supplement No. 2 from us, or from the SEC through the SEC’s website at the address www.sec.gov. We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any written requests for documents to CB Richard Ellis Realty Trust, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, or call (609) 683-4900. Such documents may also be accessed on our website at www.cbrerealtytrust.com. The information found on, or otherwise accessible through, our website is not incorporated information and does not form a part of this prospectus or any other report or document we file or furnish with the SEC.

Pro Forma Financial Information

The December 31, 2009 unaudited pro forma condensed consolidated statement of operations is included in the prospectus beginning on page F-1. The unaudited pro forma condensed consolidated balance sheet and statement of operations as of and for the three months ended March 31, 2010 are not presented because acquisitions and probable acquisitions occurring subsequent to December 31, 2009 have not been significant.